Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL 2019 RESULTS

Net Income Increases by 30% in the September 2018 Quarter in Comparison to the
June 2018 Quarter (Sequential Quarter)

Pre-Provision, Pre-Tax Earnings Increase by 7% in Comparison to the Prior
Sequential Quarter

Net Interest Margin Expands 13 Basis Points to 3.30% in the September 2018 Quarter
in Comparison to the September 2017 Quarter and by Two Basis Points in Comparison
to the Prior Sequential Quarter

Classified Assets Decrease 12% to $13.9 Million at September 30, 2018 in Comparison
to $15.8 Million at June 30, 2018

Riverside, Calif. – October 29, 2018 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced first quarter earnings results for the fiscal year ending June 30, 2019.
            For the quarter ended September 30, 2018, the Company reported net income of $1.82 million, or $0.24 per diluted share (on 7.56 million average diluted shares outstanding), a significant improvement from the net loss of $225,000, or $(0.03) per diluted share (on 7.69 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the increase in earnings was primarily attributable to the $2.75 million litigation settlement expense recorded in other non-interest expense in the first quarter of fiscal 2018 (not replicated this quarter), a

$1.02 million decrease in salaries and employee benefits expense, a $406,000 improvement in the provision for loan losses to a $237,000 recovery, and a $239,000 increase in net interest income; partly offset by a $1.72 million decrease in the gain on sale of loans and an $824,000 increase in the provision for income taxes.
"Pre-provision, pre-tax earnings continue to improve on the strength of our community banking business.  Additionally, the September 2018 quarter marks the first quarter where Provident has realized the full benefit of lower corporate tax rates due to the previously enacted Tax Cuts and Jobs Act.  As a result of these developments, net income has increased from the prior sequential quarter and from the same quarter last year," said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  "Unfortunately, our mortgage banking business continues to suffer from weaker mortgage banking fundamentals most recently demonstrated by a modest home buying season in the markets we serve.  Consequently, we have more work to do to adjust our mortgage banking business model to the current operating environment," Mr. Blunden concluded.
Return on average assets for the first quarter of fiscal 2019 increased to 0.63 percent from (0.08) percent for the same period of fiscal 2018; and return on average stockholders' equity for the first quarter of fiscal 2019 increased to 6.03 percent from (0.70) percent for the comparable period of fiscal 2018.
On a sequential quarter basis, the $1.82 million net income for the first quarter of fiscal 2019 reflects a $423,000, or 30 percent improvement from the net income of $1.40 million in the fourth quarter of fiscal 2018.  The increase in earnings for the first quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018 was primarily attributable to a $50,000 increase in net interest income, a $48,000 increase in the recovery from the allowance for loan losses, a $114,000 decrease in non-interest expenses and a $254,000 decrease in the provision for income taxes (attributable primarily to a lower federal income tax rate), partly offset by a $43,000 decrease in non-interest income.  Diluted earnings per share for the first quarter of fiscal 2019 were $0.24 per share, up 33 percent from the $0.18 per share during the fourth quarter of fiscal 2018.  Return on average assets increased to 0.63 percent for the first quarter of fiscal 2019 from 0.48 percent in the fourth quarter of fiscal 2018; and return on average stockholders' equity for the first quarter of fiscal 2019 was 6.03 percent, compared to 4.65 percent for the fourth quarter of fiscal 2018.
Net interest income increased $239,000, or three percent, to $9.36 million in the first quarter of fiscal 2019 from $9.12 million for the same quarter of fiscal 2018, attributable to an increase in the net interest margin, partly offset by a lower average interest-earning assets balance.  The net interest margin during the first quarter of fiscal 2019 increased 13 basis points to 3.30 percent from 3.17 percent in the same quarter last year, primarily due to an increase in the average yield of interest-earning assets, partly offset by a small increase in the average cost of interest-bearing liabilities.  The average yield on interest-earning assets increased by 14 basis points to 3.88 percent in the first quarter of fiscal 2019 from 3.74 percent in the same quarter last year and the average cost of interest-bearing liabilities increased by two basis points to 0.64 percent in the first quarter of fiscal 2019 from 0.62 percent in the same quarter last year. The average balance of interest-earning assets decreased by $16.7 million, or one percent, to $1.13 billion in the first quarter of fiscal 2019 from $1.15 billion in the same quarter last year.

The average balance of loans receivable, including loans held for sale, decreased by $40.5 million, or four percent, to $967.1 million in the first quarter of fiscal 2019 from $1.01 billion in the same quarter of fiscal 2018, primarily due to decreases in both the average balance of loans held for sale (attributable to a decrease in mortgage banking activity, primarily as a result of higher mortgage interest rates and lower refinance volume) and loans held for investment. The average yield on loans receivable increased by 18 basis points to 4.21 percent in the first quarter of fiscal 2019 from an average yield of 4.03 percent in the same quarter of fiscal 2018. The increase in the average loan yield was primarily attributable to increases in both the average yield of loans held for investment and loans held for sale.  The average balance of loans held for sale in the first quarter of fiscal 2019 was $74.2 million with an average yield of 4.59 percent, down from $99.7 million with an average yield of 3.93 percent in the same quarter of fiscal 2018. The average balance of loans held for investment in the first quarter of fiscal 2019 was $892.9 million with an average yield of 4.18 percent, down from $907.9 million with an average yield of 4.04 percent in the same quarter of fiscal 2018. Loan principal payments received in the first quarter of fiscal 2019 were $62.9 million, compared to $43.4 million in the same quarter of fiscal 2018.
The average balance of investment securities increased by $15.8 million, or 21 percent, to $91.3 million in the first quarter of fiscal 2019 from $75.5 million in the same quarter of fiscal 2018. The increase was primarily attributable to mortgage-backed securities purchases, partly offset by principal payments received on mortgage-backed securities.  The average yield on investment securities increased 15 basis points to 1.51 percent in the first quarter of fiscal 2019 from 1.36 percent for the same quarter of fiscal

2018. The increase in the average yield was primarily attributable to mortgage-backed securities purchases which had higher average yields than the existing portfolio and the repricing of variable rate investment securities to higher market interest rates.
In the first quarter of fiscal 2019, the Federal Home Loan Bank ("FHLB") – San Francisco distributed $143,000 of quarterly cash dividends to the Bank, slightly higher than the $141,000 received in the same quarter last year.
The average balance of the Company's interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $7.9 million, or 13 percent, to $67.3 million in the first quarter of fiscal 2019 from $59.4 million in the same quarter of fiscal 2018. The increase in interest-earning deposits was primarily due to the decrease in the loans receivable balance, partly offset by purchases of investment securities. The average yield earned on interest-earning deposits in the first quarter of fiscal 2019 was 1.96 percent, up 71 basis points from 1.25 percent in the same quarter of fiscal 2018 as a result of the impact of the increases in the targeted federal funds rate over the last year.
Average deposits decreased $20.1 million, or two percent, to $902.9 million in the first quarter of fiscal 2019 from $923.0 million in the same quarter of fiscal 2018.  The average cost of deposits remained relatively stable, increasing by one basis point to 0.39 percent in the first quarter of fiscal 2019 from 0.38 percent in the same quarter last year. Transaction account balances or "core deposits" decreased slightly to $669.5 million at September 30, 2018 from $670.0 million at June 30, 2018, while time deposits decreased $5.0 million, or two percent, to $232.6 million at September 30, 2018 from $237.6 million at June 30, 2018, consistent with the Bank's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, increased $5.9 million, or five percent, to $120.0 million, and the average cost of FHLB advances decreased four basis points to 2.52 percent in the first quarter of fiscal 2019, compared to an average balance of $114.1 million with an average cost of 2.56 percent in the same quarter of fiscal 2018. The decrease in the average cost of advances was primarily due to the utilization of lower-rate short-term borrowings and the maturity of a long-term advance which was renewed at a lower interest rate in the third quarter of fiscal 2018.
During the first quarter of fiscal 2019, the Company recorded a recovery from the allowance for loan losses of $237,000, in contrast to a provision for loan losses of $169,000 recorded during the same period of fiscal 2018 and a recovery from the allowance for loan losses of $189,000 recorded in the fourth quarter of fiscal 2018 (sequential quarter). The recovery from the allowance for loan losses was primarily attributable to the decline in loans held for investment.
Non-performing assets, with underlying collateral located in California, increased $423,000, or six percent, to $7.4 million, or 0.64 percent of total assets, at September 30, 2018, compared to $7.0 million, or 0.59 percent of total assets, at June 30, 2018.  Non-performing loans increased $805,000, or 13 percent, to $6.9 million at September 30, 2018 from $6.1 million at June 30, 2018. The non-performing loans at September 30, 2018 are comprised of 22 single-family loans ($6.1 million), one construction loan ($745,000) and one commercial business loan ($64,000).  At September

30, 2018, real estate owned was $524,000, a decline of $382,000, or 42%, from $906,000 at June 30, 2018 and was comprised of one single-family property acquired through foreclosure during the fourth quarter of fiscal 2018.
Net loan recoveries for the quarter ended September 30, 2018 were $7,000 or zero percent (annualized) of average loans receivable, compared to net loan charge-offs of $145,000 or 0.06 percent (annualized) of average loans receivable for the quarter ended September 30, 2017 and net loan recoveries of $43,000 or (0.02) percent (annualized) of average loans receivable for the quarter ended June 30, 2018 (sequential quarter).
Classified assets at September 30, 2018 were $13.9 million, comprised of $5.1 million of loans in the special mention category, $8.3 million of loans in the substandard category and $524,000 in real estate owned; while classified assets at June 30, 2018 were $15.8 million, comprised of $7.5 million of loans in the special mention category, $7.4 million of loans in the substandard category and $906,000 in real estate owned.
For the quarter ended September 30, 2018, no new loans were restructured from their original terms and classified as restructured loans, while one restructured loan was upgraded to the "pass" category. The outstanding balance of restructured loans at September 30, 2018 was $4.8 million, down eight percent from $5.2 million at June 30, 2018.  At September 30, 2018, $3.1 million or 66 percent of restructured loans were current with respect to their modified payment terms.
The allowance for loan losses was $7.2 million at September 30, 2018, or 0.81 percent of gross loans held for investment, compared to $7.4 million at June 30, 2018, or 0.81 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at September 30, 2018.
Non-interest income decreased by $1.80 million, or 28 percent, to $4.55 million in the first quarter of fiscal 2019 from $6.35 million in the same period of fiscal 2018, primarily as a result of a decrease in the gain on sale of loans during the current quarter as compared to the comparable period last year.  On a sequential quarter basis, non-interest income decreased $43,000, or one percent, primarily as a result of a decline in loan servicing and other fees and other non-interest income, partly offset by an increase in the gain on sale of loans.
The gain on sale of loans decreased $1.72 million, or 35 percent, to $3.13 million for the quarter ended September 30, 2018 from $4.85 million in the comparable quarter last year (reflecting the impact of a lower loan sale volume, partly offset by a higher average loan sale margin) but increased $91,000 or three percent from the quarter ended June 30, 2018 (sequential quarter). Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $181.8 million in the quarter ended September 30, 2018, down $210.4 million or 54 percent, from $392.2 million in the comparable quarter last year and decreased $54.5 million or 23 percent from $236.3 million in the quarter ended June 30, 2018 (sequential quarter). The average loan sale margin from mortgage banking was 170 basis points for the quarter ended September 30, 2018, an increase of 46 basis points from 124 basis points in the same quarter last year, and 41 basis points higher than the 129 basis points in the fourth quarter of fiscal 2018 (sequential quarter).  The increase in the average loan sale margin was the result of a higher percentage of retail loan production (which generally has higher loan sale margins) versus wholesale loan production and maintaining pricing discipline throughout the quarter. The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $489,000 in the first quarter of fiscal 2019, compared to an unfavorable fair-value adjustment that amounted to a net loss of $94,000 in the same period last year and a favorable fair-value adjustment that amounted to a net gain of $85,000 in the fourth quarter of fiscal 2018 (sequential quarter).
In the first quarter of fiscal 2019, $196.3 million of loans were originated for sale, 50 percent lower than the $392.3 million for the same period last year, and 19 percent lower than the $241.6 million during the fourth quarter of fiscal 2018 (sequential quarter). The loan origination volume has decreased from the previous year as a result of higher mortgage interest rates which has reduced mortgage banking volume.  Total loans sold during the quarter ended September 30, 2018 were $211.8 million, 44 percent lower than the $381.1 million sold during the same quarter last year, and nine percent lower than the $233.9 million sold during the fourth quarter of fiscal 2018 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated for sale) were $233.0 million in the first quarter of fiscal 2019, a decrease of 47 percent from $437.2 million in the same quarter of fiscal 2018, and 25 percent lower than the $312.4 million in the fourth quarter of fiscal 2018 (sequential quarter).

Non-interest expenses decreased $4.03 million, or 26 percent, to $11.70 million in the first quarter of fiscal 2019 from $15.73 million in the same quarter last year.  The decrease was primarily due to a $2.98 million decrease in other non-interest expense (attributable primarily to the $2.75 million litigation settlement expense recorded in the first quarter of fiscal 2018 and not replicated this quarter) and a $1.02 million decrease in salaries and employee benefits expense.  The decrease in salaries and employee benefits expense was primarily related to lower variable compensation resulting from lower mortgage banking loan originations and staff reductions in mortgage banking. On a sequential quarter basis, non-interest expenses decreased $114,000 or one percent from $11.82 million, primarily as a result of a $153,000 decrease in sales and marketing expense and a $147,000 decrease in other non-interest expenses, partly offset by a $139,000 increase in salaries and employment benefits expense (attributable primarily to the vesting of certain stock options and restricted stock awards).  As a result of the vesting of these stock options and restricted stock awards, future salaries and employee benefits expense related to stock-based compensation is expected to decline by approximately $640,000 per quarter in comparison to the current quarter.
The Company's efficiency ratio in the first quarter of fiscal 2019 was 84 percent, an improvement from 102 percent in the same quarter last year and 85 percent in the fourth quarter of fiscal 2018 (sequential quarter).
The Company's income tax provision was $616,000 for the first quarter of fiscal 2019 as compared to a $208,000 income tax benefit in the same quarter last year. The increase was primarily attributable to the higher income before taxes, partly offset by the reduction of the federal corporate tax rate resulting from the Tax Cuts and Jobs Act ("Tax

Act"). Since the Company has a fiscal year-end of June 30th, the reduced federal corporate income tax rate from the Tax Act for fiscal 2018 was the result of the application of a blended federal statutory tax rate of 28.06%, and is now a flat 21% federal corporate income tax rate for fiscal 2019 and thereafter.  As a result, the effective federal and state income tax rate in the first quarter of fiscal 2019 was 25.26%, much lower than the 48.04% in the same quarter last year.  The Company believes that the tax provision recorded in the first quarter of fiscal 2019 reflects its current income tax obligations.
The Company did not repurchase any shares of its common stock under the existing stock repurchase plan during the quarter ended September 30, 2018. As of September 30, 2018, a total of 373,000 shares under the April 2018 stock repurchase plan remain available for future purchase.  During the quarter, the Company issued 15,000 shares of common stock upon the exercise of stock options and distributed 85,000 shares of restricted stock upon vesting.  The Company purchased 20,566 shares at an average price of $18.31 per share from recipients to fund their withholding tax obligations in the first quarter of fiscal 2019.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and nine retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Tuesday, October 30, 2018 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1074 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Tuesday, November 6, 2018 by dialing 1-800-475-6701 and referencing access code number 455871.
For more financial information about the Company please visit the website at www.myprovident.com and click on the "Investor Relations" section.

Safe-Harbor Statement

This press release contains statements that the Company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") - which are available on our website at www.myprovident.com and on the SEC's website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share Information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Assets
Cash and cash equivalents	$78,928	$43,301	$50,574	$47,173	$49,217
Investment securities – held to maturity, at cost	79,611	87,813	95,724	87,626	64,751
Investment securities - available for sale, at fair value	7,033	7,496	8,002	8,405	8,940
Loans held for investment, net of allowance for loan losses of $7,155; $7,385; $7,531; $8,075 and $8,063, respectively; includes $4,945; $5,234; $4,996; $5,157 and $6,924 at fair value, respectively	877,091	902,685	894,167	885,976	908,060
Loans held for sale, at fair value	78,794	96,298	89,823	96,589	127,234
Accrued interest receivable	3,350	3,212	3,100	3,147	2,989
Real estate owned, net	524	906	787	621	-
FHLB – San Francisco stock	8,199	8,199	8,108	8,108	8,108
Premises and equipment, net	8,779	8,696	8,734	7,816	7,333
Prepaid expenses and other assets	15,171	16,943	17,583	16,670	17,154

Total assets	$1,157,480	$1,175,549	$1,176,602	$1,162,131	$1,193,786

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$87,250	$86,174	$87,520	$77,144	$82,415
Interest-bearing deposits	814,862	821,424	834,979	830,644	844,601
Total deposits	902,112	907,598	922,499	907,788	927,016

Borrowings	111,149	126,163	111,176	111,189	121,206
Accounts payable, accrued interest and other liabilities	22,539	21,331	22,327	22,454	20,643
Total liabilities	1,035,800	1,055,092	1,056,002	1,041,431	1,068,865

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-	-	-
Common stock, $.01 par value (40,000,000
  shares authorized; 18,048,115; 18,033,115;
  18,033,115; 17,976, 615 and 17,970,865
  shares issued, respectively; 7,500,860;
  7,421,426; 7,460,804; 7,474,776 and
  7,609,552 shares outstanding, respectively)

	181	181	180	180	180
Additional paid-in capital	95,795	94,957	94,719	94,011	93,669
Retained earnings	191,399	190,616	190,301	189,610	191,451
Treasury stock at cost (10,547,255; 10,611,689; 10,572,311; 10,501,839 and 10,361,313 shares, respectively)
	(165,884)	(165,507)	(164,786)	(163,311)	(160,609)
Accumulated other comprehensive income, net of tax	189	210	186	210	230

Total stockholders' equity	121,680	120,457	120,600	120,700	124,921

Total liabilities and stockholders' equity	$1,157,480	$1,175,549	$1,176,602	$1,162,131	$1,193,786

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Interest income:
Loans receivable, net	$10,174	$10,191	$9,933	$9,735	$10,157
Investment securities	345	386	382	319	257
FHLB – San Francisco stock	143	140	144	143	141
Interest-earning deposits	338	193	233	168	190
Total interest income	11,000	10,910	10,692	10,365	10,745

Interest expense:
Checking and money market deposits	108	96	96	112	103
Savings deposits	151	150	147	149	149
Time deposits	621	616	613	625	639
Borrowings	763	741	712	728	736
Total interest expense	1,643	1,603	1,568	1,614	1,627

Net interest income	9,357	9,307	9,124	8,751	9,118
(Recovery) provision for loan losses	(237)	(189)	(505)	(11)	169
Net interest income, after (recovery) provision for loan losses	9,594	9,496	9,629	8,762	8,949

Non-interest income:
Loan servicing and other fees	324	402	493	317	363
Gain on sale of loans, net	3,132	3,041	3,597	4,317	4,847
Deposit account fees	505	496	529	536	558
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	1	(5)	(19)	(22)	(40)
Card and processing fees	398	415	372	373	381
Other	189	243	238	220	243
Total non-interest income	4,549	4,592	5,210	5,741	6,352

Non-interest expense:
Salaries and employee benefits	8,250	8,111	8,808	8,633	9,269
Premises and occupancy	1,345	1,305	1,255	1,260	1,314
Equipment	421	397	442	375	362
Professional expenses	447	471	400	521	520
Sales and marketing expenses	169	322	213	301	203
Deposit insurance premiums and regulatory assessments	165	158	189	218	184
Other	907	1,054	1,132	1,905	3,882
Total non-interest expense	11,704	11,818	12,439	13,213	15,734

Income (loss) before taxes	2,439	2,270	2,400	1,290	(433)
Provision (benefit) for income taxes	616	870	667	2,067	(208)
Net income (loss)	$1,823	$1,400	$1,733	$(777)	$(225)

Basic earnings (loss) per share	$0.25	$0.19	$0.23	$(0.10)	$(0.03)
Diluted earnings (loss) per share	$0.24	$0.18	$0.23	$(0.10)	$(0.03)
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/18	06/30/18	03/31/18	12/31/17	09/30/17
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.63%	0.48%	0.59%	(0.27)%	(0.08)%
Return (loss) on average stockholders' equity	6.03%	4.65%	5.76%	(2.50)%	(0.70)%
Stockholders' equity to total assets	10.51%	10.25%	10.25%	10.39%	10.46%
Net interest spread	3.24%	3.21%	3.16%	3.02%	3.12%
Net interest margin	3.30%	3.28%	3.23%	3.08%	3.17%
Efficiency ratio	84.17%	85.03%	86.78%	91.17%	101.71%
Average interest-earning assets to average interest-bearing liabilities	110.86%	110.53%	110.37%	110.76%	110.93%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$0.25	$0.19	$0.23	$(0.10)	$(0.03)
Diluted earnings (loss) per share	$0.24	$0.18	$0.23	$(0.10)	$(0.03)
Book value per share	$16.22	$16.23	$16.16	$16.15	$16.42
Average shares used for basic EPS	7,430,967	7,448,037	7,457,275	7,565,950	7,694,157
Average shares used for diluted EPS	7,557,068	7,594,698	7,616,255	7,565,950	7,694,157
Total shares issued and outstanding	7,500,860	7,421,426	7,460,804	7,474,776	7,609,552

LOANS ORIGINATED FOR SALE:
Retail originations	$127,133	$152,600	$129,816	$183,787	$213,301
Wholesale originations	69,188	89,047	90,377	148,077	178,991
Total loans originated for sale	$196,321	$241,647	$220,193	$331,864	$392,292

LOANS SOLD:
Servicing released	$211,050	$228,903	$220,532	$351,720	$373,463
Servicing retained	758	4,992	5,326	9,660	7,588
Total loans sold	$211,808	$233,895	$225,858	$361,380	$381,051

	As of	As of	As of	As of	As of
	09/30/18	06/30/18	03/31/18	12/31/17	09/30/17
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$250	$283	$283	$283	$305
Allowance for loan losses	$7,155	$7,385	$7,531	$8,075	$8,063
Non-performing loans to loans held for investment, net	0.78%	0.67%	0.76%	0.90%	0.88%
Non-performing assets to total assets	0.64%	0.59%	0.64%	0.74%	0.67%
Allowance for loan losses to gross loans held
for investment	0.81%	0.81%	0.84%	0.90%	0.88%
Net loan (recoveries) charge-offs to average loans receivable (annualized)	-%	(0.02)%	0.02%	(0.01)%	0.06%
Non-performing loans	$6,862	$6,057	$6,766	$7,985	$7,991
Loans 30 to 89 days delinquent	$-	$805	$160	$1,537	$1,512

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/18	06/30/18	03/31/18	12/31/17	09/30/17
Recourse recovery for loans sold	$(33)	$-	$-	$(22)	$-
(Recovery) provision for loan losses	$(237)	$(189)	$(550)	$(11)	$169
Net loan (recoveries) charge-offs	$(7)	$(43)	$39	$(23)	$145

	As of	As of	As of	As of	As of
	09/30/18	06/30/18	03/31/18	12/31/17	09/30/17
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.59%	9.96%	9.83%	9.59%	9.54%
Common equity tier 1 capital ratio	16.62%	16.81%	16.72%	16.44%	15.79%
Tier 1 risk-based capital ratio	16.62%	16.81%	16.72%	16.44%	15.79%
Total risk-based capital ratio	17.71%	17.90%	17.84%	17.65%	16.95%

REGULATORY CAPITAL RATIOS (COMPANY):
Tier 1 leverage ratio	10.44%	10.29%	10.33%	10.28%	10.55%
Common equity tier 1 capital ratio	18.09%	17.37%	17.56%	17.62%	17.46%
Tier 1 risk-based capital ratio	18.09%	17.37%	17.56%	17.62%	17.46%
Total risk-based capital ratio	19.18%	18.46%	18.68%	18.83%	18.62%

	As of September 30,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$600	2.23%	$600	1.35%
U.S. SBA securities	2,960	2.35	-	-
U.S. government sponsored enterprise MBS	76,051	2.30	64,151	1.93
Total investment securities held to maturity	$79,611	2.30%	$64,751	1.92%

Available for sale (at fair value):
U.S. government agency MBS	$4,156	3.19%	$5,142	2.34%
U.S. government sponsored enterprise MBS	2,561	3.96	3,350	3.08
Private issue collateralized mortgage obligations	316	3.95	448	3.00
Total investment securities available for sale	$7,033	3.50%	$8,940	2.65%

Total investment securities	$86,644	2.39%	$73,691	2.01%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of September 30,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$307,480	4.45%	$322,363	4.07%
Multi-family (5 or more units)	454,821	4.23	482,617	4.06
Commercial real estate	112,026	4.79	96,863	4.65
Construction	8,956	6.68	16,290	6.30
Other	167	6.50	-	-
Commercial business	416	6.44	466	6.52
Consumer	104	14.76	131	13.63
Total loans held for investment	883,970	4.40%	918,730	4.17%

Undisbursed loan funds	(5,110)		(8,189)
Advance payments of escrows	3		24
Deferred loan costs, net	5,383		5,558
Allowance for loan losses	(7,155)		(8,063)
Total loans held for investment, net	$877,091		$908,060

Purchased loans serviced by others included above	$17,363	3.36%	$22,932	3.35%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.
	As of September 30,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$87,250	-%	$82,415	-%
Checking accounts – interest-bearing	261,295	0.12	260,969	0.11
Savings accounts	284,705	0.21	288,358	0.20
Money market accounts	36,213	0.37	37,015	0.34
Time deposits	232,649	1.10	258,259	0.99
Total deposits	$902,112	0.40%	$927,016	0.38%

BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	10,004	1.20
Over three to six months	-	-	10,000	3.01
Over six months to one year	10,000	1.53	-	-
Over one year to two years	-	-	10,000	1.53
Over two years to three years	31,149	3.17	-	-
Over three years to four years	10,000	2.20	31,202	3.18
Over four years to five years	20,000	2.00	10,000	2.20
Over five years	40,000	2.60	50,000	2.36
Total borrowings	$111,149	2.52%	$121,206	2.45%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	September 30, 2018		September 30, 2017
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$967,104	4.21%	$1,007,579	4.03%
Investment securities	91,301	1.51%	75,470	1.36%
FHLB – San Francisco stock	8,199	6.98%	8,108	6.96%
Interest-earning deposits	67,344	1.96%	59,445	1.25%
Total interest-earning assets	$1,133,948	3.88%	$1,150,602	3.74%
Total assets	$1,164,228		$1,182,130

Deposits	$902,877	0.39%	$923,045	0.38%
Borrowings	120,013	2.52%	114,148	2.56%
Total interest-bearing liabilities	$1,022,890	0.64%	$1,037,193	0.62%
Total stockholders' equity	$121,005		$128,054

(1)The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	09/30/18	06/30/18	03/31/18	12/31/17	09/30/17
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$2,773	$2,665	$3,616	$4,508	$4,534
Construction	745	-	-	-	-
Total	3,518	2,665	3,616	4,508	4,534

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	3,280	3,328	3,092	3,416	3,393
Commercial business loans	64	64	58	61	64
Total	3,344	3,392	3,150	3,477	3,457

Total non-performing loans	6,862	6,057	6,766	7,985	7,991

Real estate owned, net	524	906	787	621	-
Total non-performing assets	$7,386	$6,963	$7,553	$8,606	$7,991

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.